Exhibit 99.1

Ultralife Notified of Protest Concerning Next Gen II, Phase IV Contract;
   Management Reaffirms 2005 Guidance for 10% to 20% Revenue Growth

    NEWARK, N.Y.--(BUSINESS WIRE)--Feb. 2, 2005--Ultralife Batteries, Inc., (NASDAQ: ULBI) has been notified by the Department of Defense that on January 24, a U.S.-based battery assembly company, one of the respondents to the Government's Next Gen II, Phase IV contract solicitation, filed a protest with the Government claiming that their proposal was unfairly reviewed. The Government is required to respond within 90 days after a protest has been filed and no further action is required on Ultralife's part.
    John D. Kavazanjian, president and chief executive officer of Ultralife, said, "Contract protests such as this occasionally occur and, in our opinion, the Government conducted a fair and equitable proposal review process no different than other contract solicitations in which Ultralife has participated. While the Government will not participate in any work that is performed while the protest is being adjudicated, we are proceeding with our internal qualification process in anticipation of a resolution favorable to Ultralife.
    "While we are hopeful that this will be resolved rapidly, in the event that this protest takes the full 90 days to resolve, it could cause the qualification schedules for the BA-5312, BA-5398, BA-5388 and BA-5357 batteries to be pushed out one to two months. On the other hand, we still expect the Government to continue satisfying its strong demand for our BA-5390 batteries under an 'urgent and compelling' buy scenario regardless of any delay in the qualification process under the Next Gen II contract. Either way, based on our outlook for 2005, we currently believe that our plan to produce revenue growth between 10% and 20% over our stated revenue guidance for fiscal 2004 of approximately $97 million is achievable."

    About Ultralife Batteries, Inc.

    Ultralife is a global provider of power solutions for diverse applications. The company develops, manufactures and markets a wide range of non-rechargeable and rechargeable batteries, charging systems and accessories for use in military, industrial and consumer portable electronic products. Through its range of standard products and engineered solutions, Ultralife is able to provide the next generation of power systems. Industrial, retail and government customers include General Dynamics, Philips Medical Systems, Energizer, Kidde Safety, Lowe's, Radio Shack and the national defense agencies of the United States and United Kingdom, among others.
    Ultralife's headquarters, principal manufacturing and research facilities are in Newark, New York, near Rochester. Ultralife (UK) Ltd., a second manufacturing facility, is located in Abingdon, U.K. Both facilities are ISO-9001 certified.

    This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: loss of business with the U.S. government, worsening global economic conditions, world events, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.
    Detailed information on Ultralife is available at the Company's web site, www.ultralifebatteries.com.
    Ultralife(R) is a registered trademark of Ultralife Batteries, Inc.

    CONTACT: Ultralife Batteries, Inc.
             Peter Comerford, 315-332-7100
             pcomerford@ulbi.com
             or
             Investor Relations Contact:
             Lippert/Heilshorn & Associates, Inc.
             Jody Burfening, 212-838-3777
             jburfening@lhai.com
             or
             Media Contact:
             Lippert/Heilshorn & Associates, Inc.
             Chenoa Taitt, 212-201-6635
             ctaitt@lhai.com